EXHIBIT 10.1


                       ASSET PURCHASE AND SALE AGREEMENT

                                    BETWEEN

     EACH PARTNERSHIP, each represented by its respective general partner,
                          OR CORPORATION IDENTIFIED
                        ON THE SIGNATURE PAGES HEREOF,

                            collectively as Sellers

                                      and

                          DELTA PETROLEUM CORPORATION,

                                  as Purchaser

                                     dated

                                 June 10, 2004

                               TABLE OF CONTENTS


                                                                    Page


Article I Definitions ............................................   1
  1.1.  Specific Terms ...........................................   1
  1.2.  Other Terms ..............................................   7

Article II Sale and Purchase of the Assets .......................   8
  2.1.  The Assets ...............................................   8
  2.2.  The Excluded Assets ......................................   8
  2.3.  Effective Time ...........................................   8
  2.4.  Sellers' Representative ..................................   9

Article III Purchase Price .......................................   9
  3.1.  Base Purchase Price ......................................   9
  3.2.  Deposit ..................................................   9
  3.3.  Adjustments to the Base Purchase Price ...................   9
  3.4.  Like-Kind Exchange .......................................  11

Article IV Representations and Warranties ........................  11
  4.1.  Representations and Warranties of Sellers ................  11
  4.2.  Representations and Warranties of Purchaser ..............  15
  4.3.  Limitations on Covenants, Representations and
          Warranties and other Disclaimers .......................  16

Article V Title Matters ..........................................  17
  5.1.  Purchaser's Title Review .................................  17
  5.2.  Claims on Special Warranty of Title ......................  19
  5.3.  Title Defects ............................................  19

Article VI Title Adjustments .....................................  20
  6.1.  Title Defect Adjustments .................................  20
  6.2.  Increased Interests Adjustments ..........................  23
  6.3.  Casualty Loss ............................................  24

Article VII Covenants of Sellers .................................  24
  7.1.  Access to Records ........................................  24
  7.2.  Access to Wells and Lands ................................  25
  7.3.  Operations ...............................................  25
  7.4.  Cooperation ..............................................  26

Article VIII Covenants of Purchaser ..............................  26
  8.1.  Cooperation ..............................................  26
  8.2.  Legal Existence ..........................................  27
  8.3.  Confidentiality ..........................................  27

Article IX Conditions to Obligations of Seller ...................  27








                                    i



Article X Conditions to Obligations of Purchaser .................  28

Article XI Closing ...............................................  28

Article XII Assumption of Obligations, Indemnities ...............  30
 12.1. Purchaser Assumed Obligations .............................  30
 12.2. Other Obligations Not Assumed .............................  30
 12.3. Indemnification by Sellers ................................  30
 12.4. Indemnification by Purchaser ..............................  31
 12.5. Liability Limitations .....................................  31
 12.6. Indemnification Procedures ................................  34

Article XIII Environmental Matters ...............................  35
 13.1. Environmental Access and Liability ........................  35
 13.2. NORM ......................................................  36

Article XIV Termination of Agreement .............................  37
 14.1. Termination Events ........................................  37
 14.2. Liabilities Upon Termination ..............................  37
 14.3. Application of Deposit Upon Termination ...................  37

Article XV Arbitration ...........................................  38
 15.1. Binding Arbitration .......................................  38
 15.2. Governing Rules ...........................................  38
 15.3. Arbitrators ...............................................  38
 15.4. Conduct of Arbitration ....................................  38
 15.5. Costs of Arbitration ......................................  38

Article XVI Miscellaneous ........................................  39
 16.1.  Records ..................................................  39
 16.2.  Tax Prorations ...........................................  39
 16.3.  Post Closing Filings And Notifications ...................  39
 16.4.  No Sales Taxes ...........................................  39
 16.5.  Suspended Funds ..........................................  39
 16.6.  Notices ..................................................  40
 16.7.  Further Assurances .......................................  41
 16.8.  Choice of Law ............................................  41
 16.9.  Assignment ...............................................  41
 16.10. Binding Effect; Amendment; Severability ..................  41
 16.11. Counterparts .............................................  42
 16.12. Expenses and Fees ........................................  42
 16.13. Exhibits .................................................  42
 16.14. Exchange .................................................  42
 16.15. Third Party Beneficiaries ................................  42














                                      ii



                       ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this [_____] day of June, 2004, by and between each partnership or corporation identified on the signature pages hereof, [each partnership represented by its general partner,] (each such partnership or corporation, a "Seller" and collectively, "Sellers") and Delta Petroleum Corporation ("Purchaser").

     WHEREAS, Purchaser desires to purchase and each Seller desires to sell certain right, title and interest in and to certain oil, gas and mineral leases and associated assets and contract rights located in the State of Texas and Louisiana; and

     WHEREAS, each Seller and Purchaser desires to set forth herein the terms and provisions of their agreements and understandings.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1. Specific Terms. As used throughout this Agreement, including the exhibits and schedules hereto, the following capitalized terms have the meanings ascribed below.

     "AAA" has the meaning ascribed to such term in Section 15.2.

     "Affiliate" means, with respect to a specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; as used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning ascribed to such term in the preamble.

     "Alpine" means Alpine Resources, Inc., a Texas corporation.

     "Asserted Adjustment Amount" has the meaning ascribed to such term in
Section 5.1(A).

     "Assets" means, except for the Excluded Assets, all of the right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, of Sellers in and to the following:

     (A) The oil, gas and mineral leases (including all of the estates created thereby or derived therefrom), all subleases and other leasehold, royalty, overriding royalty, net profits, mineral fee, carried, and reversionary interests described on Exhibit A (the "Leases"), and all wells (whether oil, gas, water, disposal, or any combination thereof) located on the lands subject thereto or on lands pooled, unitized or communitized therewith (the "Lands"), whether producing, shut-in, or abandoned and, whether such wells are described on Exhibit A or not (the "Wells").

     (B) All presently existing and valid Communitization Contracts, insofar and only insofar as they relate to the Leases.

     (C) All presently existing and valid Operating Contracts that relate to the Assets, together with all Permits that relate to the Leases or the ownership or operation of any thereof.

     (D)  All Easements that relate to the Leases.

     (E)  All Personal Property that relates to the Leases.

     (F) All hydrocarbons produced from or attributable to the Leases at and after the Effective Time and to the extent Sellers receive a Seller's Credit therefore pursuant to Section 3.3, all oil or condensate in stock tanks and/or line fill and inventory of plant products as of the Effective Time.

     (G) All geological and geophysical data and information relating to the Leases or Wells that Sellers have the right to transfer; provided, however, if the transfer of such data requires the payment of a fee or a consent, such data will only be included if Purchaser elects to pay such fee or acquires such consent.

     (H) That certain pipeline system in the Angleton South Field area referred to as The Union Petroleum Pipeline (the "Pipeline System").

     "Assumed Obligations" has the meaning ascribed to such term in Section
12.1.

     "Base Purchase Price" has the meaning ascribed to such term in Section
3.1.

     "Claim" has the meaning ascribed to such term in Section 12.6(B).

     "Claim Notice" has the meaning ascribed to such term in Section 12.6(B).

     "Closing" has the meaning ascribed to such term in Section 11.1.

     "Closing Date" has the meaning ascribed to such term in Section 11.1.

     "Closing Purchase Price" has the meaning ascribed to such term in Section 11.1(B).

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Communitization Contracts" means oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders, and the units created thereby.

     "Confidentiality Agreement" means that certain Confidentiality Agreement dated [ ], 2004 executed by Purchaser.

     "Conveyance" has the meaning ascribed to such term in Section 2.3.

     "Decision Notice" has the meaning ascribed to such term in Section
6.1(G).

     "Defect Adjustment Amount" has the meaning ascribed to such term in
Section 6.1.

     "Defect Expert" has the meaning ascribed to such term in Section 6.1(G).

     "Defensible Title" has the meaning ascribed to such term in Section
5.3(B).

     "Deposit" has the meaning ascribed to such term in Section 3.2.

     "Dispute" has the meaning ascribed to such term in Section 15.1.

     "Easements" means rights of way, easements, servitudes and similar arrangements.

     "Effective Time" means June 1, 2004, at 7:00 a.m. Central Time.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust or other similar burden.

     "Environmental Laws" means all Laws relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the following Laws:
(1) Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SS 9601 et seq., (2) Toxic Substances Control Act, 15 U.S.C. SS 2601 et seq., (3) Clean Water Act, 33 U.S.C. S 1251 et seq., (4) Safe Drinking Water Act, 42 U.S.C. SS 300f-300j, (5) Clean Air Act, 42 U.S.C. S 7401 et seq., (6)
Solid Waste Disposal Act, 42 U.S.C. SS 6901 et seq., (7) Oil Pollution Act, 33 U.S.C. S 2701, et seq., (8) Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. S 136-136y, (9) Texas Water Code, Chapter 26, and (10) Texas Health and Safety Code, Chapters 361, and 382.

     "Environmental Matters Notice Date" has the meaning ascribed to such term in Section 13.2.

     "Excluded Assets" has the meaning ascribed to such term in Section 2.2.

     "Excluded Records" has the meaning ascribed to such term in Section 2.2.

     "Existing Contracts" means those contracts and other instruments of the following types which are material to the operation or ownership of the
Assets: any and all surface leases, rights-of-way and easements; operating agreements; consulting agreements; exploration agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, transportation and gas balancing agreements; farmout and farmin agreements; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements; servicing contracts; Communitization Contracts; Operating Contracts; permits; licenses; servitudes; and all other similar contracts and agreements and any amendments thereto relating to the Wells or Leases; provided however, that the contracts and agreements set forth on Schedule 1.1(D) shall not be deemed to be Existing Contracts.

     "Final Cure Date" has the meaning ascribed to such term in Section 6.1(E)(ii).

     "Final Defect Notice Date" has the meaning ascribed to such term in
Section 5.1(A).

     "Final Settlement" has the meaning ascribed to such term in Section
3.3(C).

     "Final Settlement Date" has the meaning ascribed to such term in Section 3.3(C).

     "Final Settlement Statement" has the meaning ascribed to such term in
Section 3.3(C).

     "Hazardous Substances" means any hazardous or toxic substance, material or waste regulated by any Environmental Law, including without limitation, whether or not so regulated, petroleum, including crude oil or any fraction thereof, any radioactive material, radon gas, polychlorinated biophenyls or any asbestos in any form or condition.

     "Increased Interest" has the meaning ascribed to such term in Section 3.3(A)(2).

     "Increased Value" has the meaning ascribed to such term in Section 6.2.

     "Indemnified Party" has the meaning ascribed to such term in Section
12.6(A).

     "Indemnifying Party" has the meaning ascribed to such term in Section 12.6(A).

     "Law" means any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any governmental authority in effect on the date hereof.

     "Liabilities" means any and all losses, claims, demands, suits, actions, proceedings, payments, charges, judgments, assessments, liabilities, damages, penalties, fines, costs and expenses, including legal and other expenses incurred in connection with any dispute, claim, litigation or arbitration.

     "Material Adverse Change" or "Material Adverse Effect" means any material adverse change in the condition or value of the Assets (other than change in value based on the price of oil and/or gas) and , with respect to a Seller, any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, securities, assets or liabilities of such Seller (taken as a whole), other than any change, circumstance or effect relating to the economy in general, the price of oil or natural gas or the industries in which such Seller operates.

     "Material Contracts" has the meaning ascribed to such term in Section 4.1(I)(2).

     "Material Environmental Matters" has the meaning ascribed to such term in
Section 13.2.

     "Negative Imbalance" means, respectively as to each Well or other property subdivision included in the Assets and without duplication, the aggregate sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of oil, gas or other hydrocarbons that Sellers are obligated, as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Well or other property subdivision included in the Assets after the Effective Time without then or thereafter being entitled to receive full payment therefor and (ii), to the extent such obligations burden the Assets or Purchaser could incur any liability therefor as a result of the transaction contemplated hereby and the same are not covered by clause (i) above, the aggregate pipeline or processing plant imbalances or overdeliveries for which Sellers are obligated to pay or deliver oil, gas or other hydrocarbons or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other oil, gas or other hydrocarbons attributable to the Assets; provided, however, that to the extent that the aggregate sum (expressed in MMBtus under clauses
(i) and (ii) above (less the sum of clauses (i) and (ii) of the definition of Positive Imbalance) does not exceed 12,500 MMBtus, no Negative Imbalance shall be deemed to exist.

     "Net Revenue Interest" or "NRI" means the share (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property (and the proceeds attributable thereto).

     "Non-Waivable Claims" has the meaning ascribed to such term in Section 12.5(I).

     "NORM" has the meaning ascribed to such term in Section 12.1.

     "Operated Assets" has the meaning ascribed to such term in Section
4.1(H).

     "Operating Contracts" means contracts and agreements that relate to the Assets, including as applicable, but not limited to, all presently existing oil and gas sales agreements, purchase, transportation, gathering, exchange and processing contracts, casinghead gas contracts, operating agreements, joint venture agreements, farmin and farmout agreements, participation agreements and exploration agreements.

     "Party" means any Seller or Purchaser and "Parties" means Sellers and Purchaser together.

     "Permits" means all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities.

     "Permitted Encumbrances" means (A) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents which create a Seller's interest in the Assets, provided that the same (i) do not reduce the NRI below that set forth in the asset schedule of the applicable Seller for the applicable property or (ii) do not increase the Working Interest above that set forth in the asset schedule of the applicable Seller for the applicable property without a proportionate increase in the NRI for such property; (B) statutory and conventional liens securing payments to operators, mechanics and materialmen or others, payments of taxes or other claims or payment obligations that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business; (C) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit; including, but not limited to, those required by Environmental Laws, (D) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Assets that do not, individually or in the aggregate, unreasonably or materially interfere with the operation of the Leases or any Wells thereon for exploration and production of hydrocarbons or related operations; (E) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (i) reduce the NRI below that set forth in the asset schedule of the applicable Seller for the applicable Property, or (ii) increase the Working Interest above that set forth in the asset schedule of the applicable Seller for the applicable Property without a proportionate increase in the NRI for such Property; (F) conventional rights of reassignment prior to abandonment;
(G) the matters set forth on Schedule 1.1(f); and (H) any consents of any third parties to the transfer or assignment of any Asset that could be obtained in the ordinary course of business after Closing, or that if not obtained would not be legal cause to cancel or terminate any Lease or Material Contract.

     "Person" means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

     "Personal Property" means all personal property, improvements, machinery, fixtures, lease and well equipment and material (including as applicable, but not limited to, any tanks, boilers, buildings, flowlines, pipelines, fixtures, machinery, injection facilities, saltwater disposal facilities, compression facilities and other equipment, gathering systems, power lines, telephone and telegraph lines, roads and other appurtenances).

     "Positive Imbalance" means, respectively as to each Well or other property subdivision included in the Assets and without duplication, the aggregate sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of oil, gas or other hydrocarbons that Sellers are entitled, as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from or to be credited to the Well or other property subdivision included in the Assets after the Effective Time without then or thereafter being obligated to make any payment therefor and (ii) to the extent such entitlements run with the Assets and the same are not covered by clause (i) above, the aggregate pipeline or processing plant imbalances or underdeliveries for which Sellers are entitled to receive (or otherwise be credited with) oil, gas or other hydrocarbons or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any oil, gas or other hydrocarbons attributable to the Assets; provided, however, that to the extent that the aggregate sum (expressed in MMBtus) under clauses (i) and (ii) above (less the sum of clauses (i) and (ii) of the definition of Negative Imbalance) does not exceed 12,500 MMBtus, no Positive Imbalance shall be deemed to occur.

     "Preliminary Settlement Statement" has the meaning ascribed to such term in Section 3.3(C).

     "Property" means a Lease or Well or group of Leases or Wells to which a NRI and WI are attributed in the asset schedules hereto.

     "Proportionate Share" means that portion of the Base Purchase Price which is fairly applicable to a Property based on the Net Revenue Interest and/or Working Interest for such Property set forth on Exhibit "A" hereto, whether determined by agreement of the Parties, or pursuant to the provisions of
Section 6.1(G).

     "Purchaser" has the meaning ascribed to such term in the preamble.

     "Purchaser's Credits" has the meaning ascribed to such term in Section 3.3(B).

     "Purchaser Indemnified Parties" has the meaning ascribed to such term in
Section 12.3.

     "Qualified Intermediary" has the meaning ascribed to it in the Internal Revenue Code of 1986, as amended.

     "Records" has the meaning ascribed to such term in Section 11.1.

     "Seller" and "Sellers" have the meaning ascribed to such terms in the preamble.

     "Sellers Indemnified Parties" has the meaning ascribed to such term in
Section 12.4.

     "Sellers' Credits" has the meaning ascribed to such term in Section
3.3(A).

     "Threshold Amount" has the meaning ascribed to such term in Section
12.5(D).

     "Title Defect" has the meaning ascribed to such term in Section 5.3.

     "Title Defect Property" has the meaning ascribed to such term in Section
5.3.

     "Working Interest" or "WI" means the share (expressed as a percentage or decimal fraction) of costs and expenses attributable to the maintenance, development and operation of a Property.

     1.2. Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings ascribed to them throughout this Agreement.

                                  ARTICLE II
                        SALE AND PURCHASE OF THE ASSETS

     2.1. Assets. Subject to and upon all the terms and conditions hereinafter set forth, each Seller, severally, covenants and agrees to sell to Purchaser, and Purchaser covenants and agrees to buy from such Seller the Assets, except for the Excluded Assets.

     2.2. The Excluded Assets. The Assets shall not include any of the following (referred to herein as the "Excluded Assets"): (A) all overriding royalty interests, royalty interests and mineral fee interests owned of record by any Seller to the extent the exclusion of same does not result in any Seller having a lesser Net Revenue Interest in any Property than the Net Revenue Interest for such Property set forth in Exhibit A; (B) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (C) all claims and causes of action of any Sellers (i) arising from acts, omissions or events, or damage to or destruction of property occurring and attributable to times prior to the Effective Time, or (ii) arising under or with respect to any Assets that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (D) all rights and interests of any Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Time; (E) all oil, gas or other hydrocarbons produced and sold from the Leases with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances; (F) claims of any Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (G) subject to Section 6.3(B), all amounts due or payable to any Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;
(H) except to the extent Sellers receive an upward adjustment to the Base Purchase Price for such matters, all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets and relating to any period prior to the Effective Time, or (ii) any Excluded Assets; (I) all of Sellers' proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (J) all documents and instruments (except title opinions pertaining to the Assets) of Sellers that are protected by an attorney-client privilege; (K) a copy of all geological or geophysical data or information, but not any proprietary geophysical information, (L) any geological and geophysical data and information that Sellers do not have the right to transfer or the transfer of which requires the payment of a fee or a consent, if Purchaser does not pay such fee or obtain such consent (the matters referred to in clauses (J), (K) and (L) are referred to as the "Excluded Records"); and (L) all audit rights with respect to any period prior to the Effective Time; provided, however, that the exercise of such audit rights does not impair, infringe, impinge on, or otherwise adversely affect Purchaser's audit or other acquired rights.

     2.3. Effective Time. At Closing, each Seller shall convey its Assets to Purchaser subject to the Permitted Encumbrances and without any covenant, representation or warranty of title or otherwise express, implied or statutory, other than those set forth in this Agreement and a special warranty of title, as provided in the form of Conveyance attached hereto as Exhibit C (the "Conveyance"), and effective as of the Effective Time.

     2.4. Sellers' Representative. Each of the Sellers hereby appoints Alpine as its representative, with full power and authority to act on its behalf with respect to any matter under this Agreement, including without limitation receipt of the Deposit, receipt of the Closing Purchase Price, Title Defect matters, pre- and post-Closing adjustments to the Base Purchase Price, and giving and receiving notices.

                                  ARTICLE III
                                PURCHASE PRICE

     3.1. Base Purchase Price. The purchase price to be paid by Purchaser for the Assets shall be One Hundred Twenty-Two Million Five Hundred Thousand U.S. DOLLARS ($122,500,000) (the "Base Purchase Price"). The Base Purchase Price shall be reduced or increased based on the adjustments to be made pursuant to Section 3.3 and as otherwise provided for in this Agreement.

     3.2. Deposit. Contemporaneously with the execution of this Agreement, Purchaser shall deposit with J.P. Morgan Trust Company an amount equal to ten percent (10%) of the Base Purchase Price (to be held in an interest bearing account) (the "Deposit"). If the Closing occurs, the Deposit shall be applied to the Closing Purchase Price to be paid by Purchaser at the Closing. If the Closing does not occur, the Deposit shall be applied as provided in Article XIV.

     3.3. Adjustments to the Base Purchase Price. The Base Purchase Price shall be adjusted as follows:

     (A) The Base Purchase Price shall be adjusted upward by the following ("Sellers' Credits"):

           (1) the amount of all prepaid expenditures reasonably incurred and paid by Sellers (including, without limitation, royalties, overriding royalties, other payment out of production burdening the Leases, rentals and other charges, ad valorem, property, production, excise, severance, sales or use, and any other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom) which are attributable to the operation of the Leases after the Effective Time;

           (2) an amount equal to the Increased Value determined and permitted in accordance with Section 6.2 for an higher Net Revenue Interest, lesser Working Interest, or proportionately higher Working Interest and Net Revenue Interest in the same property to which any Seller owns Defensible Title, notice of which has been given by such Seller to Purchaser on or before the Final Defect Notice Date (an "Increased Interest"). To be effective, such notice of Increased Interest shall be in writing and shall include (i) a description of the Increased Interest, (ii) the basis for which such Seller believes the ownership interest in such property has increased, and (iii) the Seller's proposed adjustment to the Base Purchase Price to account for such Increased Interest;

           (3)  an amount equal to (i) the Positive Imbalances multiplied by
(ii) $ 3.00 per Mcf;

           (4) the value of (i) all merchantable oil or condensate in stock tanks and/or line fill located on the Lands as of the Effective Time that is attributable to the Assets, such value to be based upon the price paid by the purchaser to Sellers for same, if applicable, or, if not, at the price in effect for each field as of the Effective Time, less severance, sales, or other similar taxes and transportation fees deducted by the purchaser of such oil or condensate, such oil to be measured based upon the gauge reports of the stock tanks located on the Lands at the Effective Time by the operators of the Wells and (ii) the market value as of the date hereof of all Sellers' inventory of natural gas and gas plant products attributable to the Lands on the Effective Time; and

           (5)  any other amount agreed upon by Sellers and Purchaser.

     (B) The Base Purchase Price shall be adjusted downward by the following ("Purchaser's Credits"):

           (1) the aggregate of all Defect Adjustment Amounts, calculated in accordance with Article VI;

           (2)  an amount equal to (i) the Negative Imbalances multiplied by
(ii) $3.00 per Mcf; and

           (3)  any other amount agreed upon by Sellers and Purchaser.

     (C) No later than three (3) days prior to Closing, Sellers shall furnish Purchaser with an estimated accounting (the "Preliminary Settlement Statement") showing the estimated amount of Sellers' Credits and the estimated amount of Purchaser's Credits, subject to being finally adjusted within one hundred twenty (120) days after the Closing as hereinafter provided. An estimated credit due Sellers shall increase the Base Purchase Price by that amount and an estimated credit due Purchaser shall reduce the Base Purchase Price by that amount. Within ninety (90) days after Closing, Sellers shall provide to Purchaser, for Purchaser's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Sellers' Credits and Purchaser's Credits for the adjustments set out in this Section 3.3.
Purchaser shall have the right for thirty (30) days after receipt of the Final Settlement Statement to audit and take exception to such adjustments. If Purchaser and Sellers are unable to agree upon the amount of such post-Closing adjustments within twenty (20) business days after the end of such 30 day period, the accounting firm of KPMG LLP shall conduct an audit of the Final Settlement Statement and determine the post-Closing adjustment amount. The decision of such independent accounting firm shall be binding upon Sellers and Purchaser and the fees and expenses of such independent accounting firm shall be borne one-half by Sellers and one-half by Purchaser. The date upon which such agreement is reached shall be herein called the "Final Settlement Date". Within five (5) business days after the Final Settlement Date, those credits agreed upon by Purchaser and Sellers (or determined by KPMG LLP) shall be netted and the final settlement amount shall be paid in cash by the Party owing same, via wire transfer as directed in writing by the receiving Party (the "Final Settlement").

     3.4. Like-Kind Exchange. Purchaser and Sellers each consent to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary in connection with effectuation of a like-kind exchange. However, Purchaser and Sellers acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement.

                                  ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1. Representations and Warranties of Sellers. Each Seller, severally as to itself, and severally with respect to the Assets owned by it as reflected on the exhibits and schedules hereto, represents and warrants to Purchaser as follows (to the extent any of the representations and warranties contained in this Section 4.1 are limited by the phrase "to Seller's knowledge", such phrase shall mean the actual knowledge of any current officer of Alpine; provided, however, that neither Alpine nor Seller shall be required to have conducted any investigation in connection with the making of these representations and warranties):

     (A) Organization and Standing. It is a limited partnership or corporation duly organized validly existing and in good standing under the Laws of its state of organization and it is duly qualified to conduct its business in each state in which the Lands relevant to its Assets are located or where such qualification is required by Law to conduct business or own property located in such state, except in each case where the failure to so qualify would not result in a Material Adverse Effect.

     (B) Entity Power; No Conflicts. It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with (a) any provision of such Seller's partnership agreement, articles of incorporation or other governing documents; (b) except for any Permitted Encumbrances affecting any Asset or a group of Assets (rather than a Seller as a whole), any agreement or instrument to which such Seller is a party or by which it or any of its Assets are bound; or (c) any judgment, order, ruling or decree applicable to such Seller or any Law applicable to such Seller.

     (C) Authority. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite partnership or corporate action on the part of such Seller.

     (D) Binding Obligation. This Agreement has been duly executed and delivered on behalf of such Seller, and all documents and instruments required hereunder to be executed and delivered by such Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity.

     (E) Litigation. Schedule 4.1(E) sets forth each instance in which any Seller (i) is subject to any outstanding claim, demand, judgment, injunction, order, decree, ruling binding upon or otherwise affecting its interests in the Assets or (ii) is a party to (or, to Seller's knowledge, its Assets are affected by) any suit, action or other proceeding pending or, to Seller's knowledge, threatened, before any court or governmental authority.

     (F) Brokers or Finders. Other than Petroleum Place Energy Advisors, neither such Seller nor any of its Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or the consummation thereof or if the Closing does not occur. Any fees owed to or claimed by Petroleum Place Energy Advisors shall be the sole responsibility of Seller.

     (G) Environmental Matters. Except as identified on Schedule 4.1(G), as of the date hereof, no actual or written notice, demand or complaint has been received by such Seller from any governmental authority with respect to any material violation of any Environmental Law applicable to its Assets, which have not been remedied to the satisfaction of such governmental authority.

     (H) Wells in Suspense. With respect to the Assets operated by Seller or any Affiliate of Seller (the "Operated Assets") and to Seller's knowledge with respect to all other Assets, except as set forth on Schedule 4.1(H), there are no producing Wells comprising part of such Seller's Assets for which
(i) such Seller or its authorized agent is not being paid directly for all production attributable thereto without the furnishing of indemnity, other than the customary indemnity contained in division orders, transfer orders or gas sales contracts or (ii) any portion of proceeds attributable to such Seller's interest are being held in suspense by a purchaser.

     (I)   Contracts and Commitments.

           (1) Except as provided on Schedule 4.1(I), (A) there are no outstanding Authority for Expenditures or other commitments that exist, as of the date of this Agreement, that will require the payment by Purchaser (if the Closing occurs) after the Effective Time for any drilling or reworking operations or obligations related to any of the Assets of $75,000 or more for any one commitment or $500,000 or more, in the aggregate, for all commitments, and (B) Sellers have not incurred any prepaid expenses attributable to the period after the Effective Time exceeding $500,000 in the aggregate relating to the Assets.

           (2) Schedule 4.1(I) contains a complete list of all Material Contracts related to the Assets to which such Seller is a party or, to Seller's knowledge, by which any of the Assets are bound. Such Seller is not, and to its knowledge, no other party to any Material Contract is, in material default under any such Material Contracts. For purposes of this Agreement, "Material Contracts" shall mean a contract, agreement or similar arrangement which:

                (a)  is with any Seller or any Affiliate of any Seller;

                (b) is a contract for the sale, purchase, processing or transportation of, or creates a purchase option, right of first refusal or call on, any oil, gas or other hydrocarbons produced from or attributable to the Assets, except those sales, purchase, processing or transportation agreements which can be terminated by Sellers and their assigns upon not more than thirty-one (31) days notice without penalty or detriment to Sellers and their assigns;

                (c) creates any area of mutual interest or an obligation not to compete with respect to the acquisition by any Seller or its assigns of any interest in any oil, gas or other hydrocarbons, lands or assets;

                (d) is a contract or agreement which involves expenditures or receipts of $50,000 or more in any calendar year, excluding (i) Leases, (ii) joint operating agreements, (iii) unitization or pooling agreements, (iv) participation, joint venture, partnership, farmout, farmin or similar agreements and (v) contracts for the sale, purchase, processing or transportation of oil, gas or other hydrocarbons;

                (e) evidences an obligation to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business;

                (f) evidences a lease or rental of any land, building or other improvements or portion thereof, excluding (i) the Leases and (ii) surface leases not material to the ownership, use, maintenance or operation of the Assets, or any part thereof; or

                (g) joint operating agreement, unitization agreement, pooling agreement, farmout agreement, farmin agreement, participation agreement, joint venture agreement, partnership agreement or similar agreement.

           (3) To such Seller's knowledge, no purchaser of natural gas under the Existing Contracts related to its Assets (A) is having its take of natural gas curtailed (other than seasonal curtailment), or (B) has given notice (either written or verbal) that it desires to amend any of the Existing Contracts related to its Assets with respect to price or quantity of deliveries under take-or-pay provisions.

     (J) Compliance with Laws. Except as set forth on Schedule 4.1(J) and except with respect to Environmental Laws, which are addressed exclusively in
Section 4.1(G), Sellers are in compliance in all material respects with all Laws in any way affecting or relating to the Operated Assets and, to Seller's knowledge, Sellers are in compliance in all material respects with all Laws in any way affecting or relating to the Assets which are not Operated Assets.

     (K) Imbalances. Except as set forth on Schedule 4.1(K), no Negative Imbalances or Positive Imbalances exist.

     (L) Taxes. Sellers have paid all taxes on or relating to the Assets, or any production or revenues attributable thereto, which are currently due and payable as required by Law prior to delinquency, without limiting the rights and obligations of the Parties under Sections 16.2 and 16.4.

     (M) Insurance. Schedule 4.1(M) contains a true and complete list of all policies of insurance which are maintained by Sellers and which cover or relate to any of the Assets and which would reasonably be expected to be the basis for a claim made to an insurer contemplated by Section 6.3(B).

     (N) Well Status. Except as set forth in Schedule 4.1(N), there are no Wells included in the Operated Assets (or, to Seller's knowledge, with respect to Wells operated by others) that (a) any Seller is obligated by Law or contract to currently plug and abandon or (b) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

     (O) Status of Sellers. No Seller is a "public-utility company" or a "holding company," or a "Subsidiary Company" of a "holding company," or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or is otherwise subject to regulation under or the restrictions of such act. No Seller is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is otherwise subject to regulation under the restrictions of such act.

     (P) No Tax Partnership. Except as disclosed on Schedule 4.1(P), the Assets are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

     (Q) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of any Seller, threatened against any Seller.

     4.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

     (A) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is or prior to Closing will be duly qualified to carry on its business in the states in which the Assets are located.

     (B) Entity Power; No Conflicts. Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter this Agreement and the other documents and agreements contemplated hereby, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Purchaser's certificate of incorporation or other governing documents, or any material agreement or instrument to which Purchaser is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

     (C) Authority. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Purchaser.

     (D) Binding Obligation. This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Purchaser at Closing will constitute, legal, valid and binding obligations of Purchaser in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors.

     (E) No Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Purchaser, threatened against Purchaser.

     (F) Qualification. Purchaser is now, and after Closing shall continue to be, qualified to own the Assets in all jurisdictions where any Assets to be purchased by Purchaser hereunder are located, and the consummation of the transactions contemplated hereby will not cause Purchaser to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule or regulation.

     (G) Availability of Funds. Purchaser has arranged to have available by the Closing Date sufficient funds to enable Purchaser to pay in full the Closing Purchase Price, together with all costs and expenses relative thereto, and otherwise to perform its obligations under this Agreement.

     (H) Experienced Investor. Purchaser is an experienced and knowledgeable investor in oil and gas properties and has the financial and business expertise to evaluate the merits and risks of the transactions contemplated by this Agreement. In entering into this Agreement, Purchaser has relied solely on the express representations, warranties, and covenants of Sellers in this Agreement, its independent investigation of, and judgment with respect to, the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors.

     (I) Investment Intent. Purchaser is acquiring the Assets for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

     (J) Brokers or Finders. The Purchaser has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or the consummation thereof or if the Closing does not occur for which any Seller will have any liability.

     4.3. LIMITATIONS ON COVENANTS, REPRESENTATIONS AND WARRANTIES AND OTHER DISCLAIMERS. THERE ARE NO COVENANTS, REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF, AND SELLERS AND PURCHASER, AS APPLICABLE, EXPRESSLY DISCLAIM AND NEGATE, AND SELLERS AND PURCHASER, AS APPLICABLE, HEREBY WAIVE, ALL OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AS EXAMPLES AND FOR THE AVOIDANCE OF DOUBT, BUT WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE TO THE

ASSETS CONTAINED IN THE CONVEYANCE, THE ASSETS SHALL BE CONVEYED AND ACCEPTED PURSUANT HERETO WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO (A) THE QUANTITY, QUALITY, CONDITION, SIZE, WEIGHT, SERVICEABILITY, CONFORMITY TO SAMPLES OF MODELS, (B) ANY OTHER ASPECT OR CONDITION OF THE ASSETS, ALL OF WHICH SHALL BE CONVEYED BY SELLERS TO PURCHASER AS IS, WHERE IS, AND WITH ALL FAULTS AND DEFECTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND WITHOUT ANY COVENANTS, REPRESENTATIONS OR WARRANTIES, WHATSOEVER OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, (C) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER BY, ON BEHALF OF OR AT THE DIRECTION OF SELLERS IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THAT RELATIVE TO PRICING ASSUMPTIONS, QUALITY, QUANTITY OR VOLUMES OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS, (D) THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS, IT BEING AGREED BY PURCHASER THAT ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER HAVE BEEN AND WILL BE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW, (E) THE OWNERSHIP OR OPERATION OF THE ASSETS OR ANY PART THEREOF AND (F) THE ACCURACY OR COMPLETENESS OF ANY REPORT, ASSESSMENT OR OTHER MATERIAL PURPORTING TO ASSESS OR ALLOCATE PRODUCTION, RESERVES OR VALUE TO ANY ASSETS. SELLERS AND PURCHASER ACKNOWLEDGE THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION 4.3 ARE CONSPICUOUS.

                                   ARTICLE V
                                 TITLE MATTERS

     5.1.  Purchaser's Title Review.

           (A) Purchaser shall have until June 29, 2004 (the "Final Defect Notice Date") to notify Sellers in writing of any matters which, in Purchaser's reasonable opinion, constitute Title Defects with respect to Sellers' title to all or any portion of the Properties. For all purposes of this Agreement (except, subject to Section 5.1(B), for each Seller's special warranty of title to be contained in the Conveyance which will continue thereafter and will not be affected thereby), Purchaser shall be deemed to have waived any Title Defects which Purchaser fails to assert as Title Defects by written notice given to Sellers on or before the Final Defect Notice Date. To be effective, Purchaser's written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect; (ii) its assertion of its Proportionate Share applicable to each affected Property, and (iii) the claimed reduction in the Base Purchase Price attributable thereto (the "Asserted Adjustment Amount"). At the request of any Seller, Purchaser shall also provide such Seller with all supporting documents in Purchaser's possession reasonably necessary for such Seller (or a title attorney or examiner hired by such Seller) to verify the existence of such asserted Title Defect. Without limiting Purchaser's rights to otherwise assert Title Defects hereunder, Purchaser agrees to make a good faith effort to give Alpine written notice of all Title Defects discovered by Purchaser as promptly as reasonably possible after the discovery by Purchaser. All costs and expenses incurred by Purchaser in conducting its title review shall be the obligation of Purchaser. In addition, Purchaser shall promptly furnish the appropriate Seller with written notice of any Increased Interest discovered by Purchaser.

     (B) In addition to the rights of Sellers provided in Section 6.1(E), Sellers shall have until the Final Cure Date, at their cost and expense, if they so elect, but without obligation, to cure all or any portion of Title Defects. If a Title Defect is (i) waived in writing by Purchaser, (ii) cured (in a manner acceptable to a reasonable purchaser of oil and gas properties) within such time or (iii) discovered by Purchaser prior to the Final Defect Notice Date and not timely asserted, it shall be deemed a Permitted Encumbrance hereunder.

     (C) From and after the Final Defect Notice Date and until the Final Cure Date, Purchaser shall permit any Seller and its representatives at reasonable times during normal business hours to examine in Purchaser's offices all such files and title opinions and make copies of any of the instruments, agreements or other information contained therein related to any asserted Title Defects.

     (D) Notwithstanding anything herein provided to the contrary, if a Title Defect exists by virtue of the existence of a lien or encumbrance which is not a Permitted Encumbrance, Seller shall be deemed to have cured such Title Defect in the event that prior to the Final Cure Date, Seller (i) discharges such lien or encumbrance or (ii) pays to Purchaser an amount sufficient to discharge such lien or encumbrance in those circumstances, if any, in which Seller is unable after diligent effort to determine or locate the party or parties to whom such payment is owing.

     5.2.  Claims on Special Warranty of Title.

     (A) If Purchaser receives written notice of any claim covered by the special warranty of title set forth in the Conveyance, it shall promptly give Sellers written notice thereof in accordance with Section 16.6.

     (B) Sellers' Conveyance to Purchaser covering the Assets shall provide that recourse for breach of the special warranty to be set forth in the Conveyance shall be limited to a return of the Proportionate Share of the Base Purchase Price (as may be adjusted in this Agreement) applicable to such Properties with respect to which the warranty has been breached, without interest thereon.

     (C) Provided same have not been taken into account as an offset to any sums required to be paid by Sellers to Purchaser resulting from Title Defects or in Sellers' Credits (or otherwise utilized as an adjustment to the Purchase Price), all Increased Interests (less the amount of any Defect Adjustment Amount not utilized to adjust the Base Purchase Price) shall be taken into account as an offset to any sums required to be paid by Sellers to Purchaser resulting from a breach of the special warranty set forth in the Conveyance.

     (D) Upon resolution of any claim asserted by Purchaser against any Seller resulting from a breach of the special warranty set forth in the Conveyance, Purchaser and Sellers agree to execute and record in the appropriate records of the jurisdiction in which such Asset is located a corrective instrument which evidences what Net Revenue Interest and Working Interest in and to such Asset, if any, was conveyed by such Seller to Purchaser pursuant to such Conveyance.

     (E) Sellers' Conveyance to Purchaser covering the Assets shall provide that Purchaser shall have no recourse for breach of the special warranty set forth in the Conveyance with respect to any individual lien, charge, encumbrance, contract, agreement, instrument, obligation, defect or irregularity of any kind whatsoever that does not reduce the value of the Asset affected thereby in the hands of Purchaser by more than $30,000.00.

     5.3. Title Defects. For the purpose of this Agreement, a "Title Defect" shall mean a deficiency in one (or more) of the following with respect to any Property, other than a Permitted Encumbrance:

     (A) The applicable Seller's title to such Property is subject to an outstanding mortgage, deed of trust, lien or security interest or other Encumbrance.

     (B) The applicable Seller's title to such Property is not Defensible Title. "Defensible Title" as used herein means with respect to a Property, such title, that (i) entitles such Seller, throughout the duration of the estate, to receive not less than the Net Revenue Interest for such Property set forth in Exhibit A, and (ii) obligates such Seller, through the duration of the estate, to pay costs and expenses relating to such Property in an amount not greater than the Working Interest for such Property set forth in Exhibit A.

     (C) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such Property have not been properly and timely paid.

     (D) The applicable Seller is in default under the material terms of any Leases, farm-out agreements or other contracts or agreements respecting such Property which could (1)prevent such Seller from receiving the proceeds of production attributable to such Seller's interest therein, or (2)result in cancellation of such Seller's interest therein.

     (E) The terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents which create a Seller's interest in the Assets which are not customary in the industry and materially impair the use, value or operation of the Asset affected.

Any Property affected by a Title Defect shall be deemed to constitute a "Title Defect Property."

                                  ARTICLE VI
                   TITLE ADJUSTMENTS TO THE BASE PURCHASE PRICE

     6.1. Title Defect Adjustments. Purchaser and Sellers shall, with respect to each Title Defect Property, attempt to agree upon an appropriate adjustment to the Base Purchase Price (the "Defect Adjustment Amount") to account for such matters, in accordance with the following principles:

     (A) If the Title Defect is a mortgage, lien, encumbrance or other charge which is liquidated in amount, then the adjustment would be the amount necessary to be paid to remove the Title Defect from the affected Property.

     (B) If the Title Defect results from any Seller having a lesser Net Revenue Interest in a Property than the Net Revenue Interest specified therefor in Exhibit A, the Defect Adjustment Amount shall be equal to the product obtained by multiplying the Proportionate Share of such Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property in Exhibit A. If the Title Defect results from any Seller having a greater Working Interest in a Property than the Working Interest specified therefor in Exhibit A, the Defect Adjustment Amount shall be equal to the discounted value of the increase in the costs and expenses forecasted with respect to such Property for the period from and after the Effective Time which is attributable to such increase in a Seller's Working Interest. No Defect Adjustment Amount shall be allowed on account of and to the extent that an increase in a Seller's Working Interest in a Property has the effect of proportionately increasing such Seller's Net Revenue Interest in such Property.

     (C) If the Title Defect represents an obligation, encumbrance, burden, discrepancy or charge upon or other defect in title to the affected Property of a type not described in paragraphs (A) or (B) above, the adjustment amount shall be determined by taking into account the Proportionate Share of the Property so affected, the portion of the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property and such other factors as are necessary to make a proper evaluation of the value of the Title Defect.

     (D) Notwithstanding any other provision contained herein, the aggregate adjustment attributable to the effect of all Title Defects related to a given Property (other than those described in Section 6.1(A)) shall not exceed the Proportionate Share of such Property.

     (E) Should the Parties be unable to agree upon an appropriate adjustment in light of the factors set forth in this Section 6.1, then Sellers shall have the right prior to Closing to elect to either (i) refer the matter for arbitration in accordance with the provisions of Section 6.1(G) below, in which case, subject to Section 6.1(F), the price to be paid at Closing shall be reduced by the average of Sellers' and Purchaser's estimates of the diminution in the value of the Property affected thereby resulting from such Title Defect (based in part on each Party's assertion of the applicable Proportionate Share), or (ii) exclude the interest of Sellers in the Property affected thereby from the transaction contemplated hereby, in which case the Base Purchase Price will be reduced by the Proportionate Share of the Property affected thereby asserted by Purchaser and such Property will become an Excluded Asset. Notwithstanding anything herein provided to the contrary, Sellers shall have the right on or before 90 days following the Closing Date (the "Final Cure Date") to cure (in a manner acceptable to a reasonable purchaser of oil and gas properties) any Title Defect not cured by Sellers on or before the Closing Date which relate to a Property that was either conveyed to Purchaser at the Closing or excluded from the sale of Assets pursuant to
Section 5.1(B). If any such Title Defect is so cured by Sellers, Purchaser agrees to promptly pay to Sellers the amount, if any, by which the Base Purchase Price was reduced at the Closing on account of such Title Defect, and contemporaneously with such payment, Sellers and Buyer will execute and deliver to each other the documents that would have been executed and delivered in connection with the sale of such Assets at the Closing.

     (F) Notwithstanding the foregoing, if the aggregate Base Purchase Price reduction (less the amount of any adjustment for Increased Value not utilized to increase the Base Purchase Price) attributable to the interest of all Sellers which would result from the above provided for procedure (whether determined at Closing or pursuant to the arbitration pursuant to Section 6.1(G) below) does not exceed 2% of the Base Purchase Price, then the Base Purchase Price shall not be adjusted, and if pursuant to the provisions above set forth, a Property or Properties were to be excluded from the transaction, none of the Properties which would be excluded by such procedure shall be excluded. If the Base Purchase Price reduction attributable to the interest of all Sellers which would result from the above provided for procedure exceeds 2% of the Base Purchase Price, the Base Purchase Price shall be adjusted by the amount by which such reduction exceeds 2% of the Base Purchase Price. The Base Purchase Price shall not be adjusted for a particular Title Defect unless the value of such Title Defect exceeds $30,000.

     (G) If Sellers or Purchaser are unable to agree as to whether a Title Defect exists, the Proportionate Share allocable to an affected Property or the value to be attributable to a Title Defect prior to Closing, and Seller has not elected to exclude the affect that Property pursuant to the provisions of Section 6.1(E) above, then either Purchaser or Seller may elect to refer the matter to be resolved by a Defect Expert ("Defect Expert"), to be selected by Purchaser and Seller. Such Defect Expert shall be an attorney or other party with not less than 15 years experience in the oil and gas industry such that he or she is considered an expert in the subject matter pertinent to such Title Defect. The Defect Expert may enlist the advice of either Ryder Scott Company or Huddleston & Company, Inc. with respect to any valuation issues and any other experts as such Defect Expect shall deem reasonably necessary. Within 10 business days after referral of such matter to the Defect Expert, each of Purchaser and Seller shall deliver to each other and to the Defect Expert a notice setting forth in adequate detail the issues to be determined by the Defect Expert and the decision (on a word for word basis) that such party desires the Defect Expert to make with respect to the issues being determined (the "Decision Notice"). Within two (2) business days after giving of the two Decision Notices, the Parties shall attend a meeting with the Defect Expert at a mutually acceptable time and place to discuss fully the content of such Decision Notice and based thereon whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed, so that when each party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other parties' final Decision Notice. The finalization of such Decision Notices and the delivery of same by each party to the other shall occur at such meeting unless by mutual agreement they agree to have one or more additional meetings for such purposes. The Defect Expert shall be required to adopt a decision set forth in either Decision Notice and shall have no power to reach any other result. Such Defect Expert shall adopt a decision that in his or her judgment is more fair and equitable and in conformity with the principles set forth in Sections 6.1(A) through (D), his or her opinion of the Proportionate Share of the affected Property, the likelihood of its economic effect on the affected Property and such other reasonable and customary standards as are applicable to the situation. The decision, to be made in writing and signed by the Defect Expert shall determine such dispute. Such decision shall be made, signed and delivered to the parties at the meeting unless otherwise agreed by the parties. The expenses of the Defect Expert and any other expert retained by the Defect Expert shall be borne one-half by Sellers and one-half by Purchaser except that such party shall pay fees and expenses of its counsel, witnesses and employees. The determination and award of the Defect Expert shall be final and binding upon the parties and judgment may be entered thereon in any court of competent jurisdiction upon the application therefore of either party.

Within five (5) business days from the execution of such decision, any payment resulting from the decision shall be made, together with interest on the amount of such payment at the rate of six percent (6 %) per annum.

     (H) Notwithstanding anything to the contrary herein, if the sum of the Asserted Adjustment Amounts for the matters constituting asserted Title Defects exceeds ten percent (10%) of the Base Purchase Price, Sellers and Purchaser shall each have the right to terminate this Agreement upon written notice to the other Party.

     6.2. Increased Interests Adjustments. Seller shall be entitled to an upward adjustment in the Base Purchase Price for any Increased Interest to the extent contemplated by the terms of this Section 6.2. The "Increased Value" for a Property on account of an Increased Interest shall be determined as follows:

           (1) if the Increased Interest results from a Seller having a greater Net Revenue Interest in a Property than the Net Revenue Interest specified therefor in the Exhibit A, the Increased Value shall be equal to the product obtained by multiplying the Proportionate Share of such Property by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property in Exhibit A.

           (2) If the Increased Interest results from a Seller having a lesser Working Interest in a Property than the Working Interest specified therefor in Exhibit A, the Increased Value shall be equal to the discounted value of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property for the period from and after the Effective Time which is attributable to such decrease in a Seller's Working Interest. No Increased Interest shall be allowed on account of and to the extent that a decrease in a Seller's Working Interest in a Property has the effect of proportionately decreasing such Seller's Net Revenue Interest in such Property.

If Purchaser agrees with the Increased Value proposed by Sellers in their notice of Increased Interest as set forth in Section 3.3(A)(3), then subject to the immediately following sentence, the Base Purchase Price shall be adjusted by such amount to account for such matter; and (b) if Purchaser disagrees with the Increased Value proposed by Sellers in their notice of Increased Interest, the Parties shall engage in good faith negotiations in an attempt to agree upon an appropriate adjustment to the Base Purchase Price for such matter; provided that if the Parties are unable to reach agreement upon an appropriate adjustment after 10 calendar days, then the matter shall be resolved in accordance with the provisions of Section 6.1(E) and 6.1(G) (subject to the limitations in Sections 6.1(F)). If the aggregate Base Purchase Price increase attributable to the interest of all Sellers which would result from the above provided for procedure (whether determined at Closing or pursuant to the arbitration pursuant to Section 6.1(G) above) (less the amount of any Defect Adjustment Amount not utilized to decrease the Base Purchase Price) does not exceed 2% of the Base Purchase Price, then the Base Purchase Price shall not be adjusted. If the Base Purchase Price increase attributable to the interest of all Sellers which would result from the above provided for procedure exceeds 2% of the Base Purchase Price, the Base Purchase Price shall be adjusted by the amount by which such increase exceeds 2% of the Base Purchase Price. The Base Purchase Price shall not be adjusted for a particular Increased Interest unless the value of such Increased Interest exceeds $30,000.

     6.3. Casualty Loss. If prior to Closing, an Asset is damaged or destroyed by fire or other casualty:

     (A) at Sellers' option, such Asset shall be deleted from this Agreement and shall become an Excluded Asset and Purchaser shall be entitled to a downward adjustment in the Base Purchase Price equal to the allocated value of such Asset as determined in the same manner as Defect Adjustment Amounts set forth in Section 6.1; or

     (B) if the Parties agree in writing, such Asset shall not be deleted from this Agreement, the Base Purchase Price shall not be adjusted, and Purchaser shall be entitled to all claims under insurance policies or other claims with respect to such damage or destruction.

                                  ARTICLE VII
                              COVENANTS OF SELLERS

     7.1. Access to Records. Each Seller shall make a good faith effort to give Purchaser and its attorneys and other authorized representatives at any reasonable times prior to Closing, at Purchaser's sole cost, risk and expense, and at such Seller's office, access to the Records to the extent in the possession of such Seller. No Seller shall have any obligation to provide Purchaser access to any data or information which such Seller cannot legally provide because of third party restrictions on such Seller, provided that such Seller shall exercise reasonable efforts (at no expense to such Seller) to cause such third parties to waive such restrictions. No Seller shall have any obligation to obtain any title opinions, abstracts of title or other title information not in such Seller's possession. Purchaser recognizes and agrees that all materials made available to it (whether pursuant to this Section 7.1 or otherwise) in connection with the transactions contemplated hereby are made available to it as an accommodation, and without any representation, warranty or covenant of any kind as to the accuracy and completeness of such materials, except as expressly set forth in Article IV.

     7.2. Access to Wells and Lands. From and after execution of this Agreement, Sellers shall exercise reasonable commercial efforts to provide Purchaser access to the Wells and Lands to allow Purchaser to conduct such physical and operational examinations as Purchaser deemed necessary. Such access shall be coordinated among Sellers and Purchaser, and to the extent a Property is operated by a third party, with the applicable operator. Purchaser's access to the Wells and Lands for the purposes of, and the conduct of environmental due diligence shall be governed by the provisions of Article
XIII. Without in any way limiting the Parties respective rights under Section 13.1, without the prior written consent of Sellers, Purchaser shall not conduct soil and water tests and borings or other tests.

     Upon the occurrence of the Closing, but without in any way limiting any Seller's liability for any breach by it of any representation or warranty contained in this Agreement (to the extent same survives the Closing), Purchaser shall be deemed to have acknowledged that it has been provided access to all the Assets, including without limitation the Wells and Lands, and that it has conducted and satisfied itself with respect to any such physical, environmental and operational examinations.

     Purchaser waives and releases all claims against each Seller, its parent or subsidiary companies or other affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section 7.2 (or the exercise of rights of access under Sections 7.1 and/or 13.1) or the conduct of its employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). Purchaser shall indemnify each Seller, its parent and subsidiary companies and other affiliates, and its and their directors, officers, employees and agents from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorney fees for a defense to be provided by Purchaser, but not otherwise, unless Purchaser fails to provide a timely defense) whatsoever arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access), including without limitation, pursuant to Section 13.1(B). THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

     7.3. Operations. During the period from the date of this Agreement through the Closing, each Seller shall continue to conduct its business in the ordinary course consistent with past practice. No Seller shall enter into or assume any contract or commitment that is not in the ordinary course of business as heretofore conducted, and each Seller shall carry on its business and operate its assets as a reasonably prudent operator. Notwithstanding the foregoing, subject to existing contractual obligations, no Seller shall conduct, or commit to participate in, any operation on the Assets included herein and owned, leased or operated by such Seller, or lands pooled or unitized therewith, without Purchaser's prior written consent, which shall not be unreasonably withheld. However, any Seller may take such steps and incur such expenses as (i) are attributable to the period of time prior to the Effective Time; (ii) do not exceed $50,000 net to Sellers' interest with respect to any individual operation or $500,000 in the aggregate, (iii) are necessary to maintain in effect Seller's rights to any Asset or (iv) that such Seller deems necessary in its sole discretion to deal with an emergency to safeguard any part of the Assets without first consulting with the Purchaser. As soon as possible after taking such action contemplated by clauses (iii) or
(iv) above, such Seller shall advise the Purchaser of such action. In addition to the foregoing, each Seller covenants that from the date hereof to the Closing Date, except (a) as expressly provided herein, (b) as required by any Existing Contract or (c) as otherwise consented to in writing by the Purchaser, such Seller will:

          (A)(i) not sell, dispose of, encumber, relinquish or otherwise alienate any of the Assets (other than relinquishments resulting from the expiration of leases that such Seller has no right or option to renew or sale of production in the ordinary course of business); (ii) not waive, compromise or settle any material right or claim which would otherwise form a part of or relate to the Assets (for the purpose of this clause the term "material" shall mean any right or claim which would reasonably be expected to have a value in excess of $50,000); or (iii) not terminate, materially amend or extend any Material Contract, or allow any Material Contract to lapse, terminate or otherwise expire, other than in accordance with its terms;

          (B) to the extent reasonably available, maintain in effect insurance providing insurance coverage substantially similar to the insurance maintained in effect by such Seller with respect to the Assets owned by such Seller on the date of this Agreement; and

          (C) give prompt written notice to the Purchaser of any notice of default (or written threat of default) with respect to any Material Contract related to the Assets owned by such Seller or to the extent received or given by such Seller.

     7.4. Cooperation. Prior to Closing Sellers shall cooperate with Purchaser to assist Purchaser in carrying out the agreements of Purchaser hereunder. Sellers shall cooperate with Purchaser to cause to be prepared the documents listed in Sections 11.1(I) and 11.1(K).

                                 ARTICLE VIII
                             COVENANTS OF PURCHASER

     8.1. Cooperation. Prior to Closing, Purchaser shall cooperate with Sellers to assist Sellers in carrying out the agreements of Sellers hereunder. Purchaser shall cause to be prepared the documents listed in Sections 11.1(I) and 11.1(K).

     8.2. Legal Existence. Purchaser shall maintain its legal status, and shall assure that as of the Closing Date, it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated herein.

     8.3. Confidentiality. Purchaser acknowledges that, pursuant to its right of access to the Records, Purchaser will become privy to confidential information of each Seller and that communication of such confidential information to third parties (unless such communication of information is authorized in writing by such Seller prior to disclosure) could cause irreparable injury to such Seller if the transactions contemplated in this Agreement are not consummated. Notwithstanding the foregoing provisions of this Section 8.3, Purchaser shall continue to be bound by the Confidentiality Agreement.

     8.4. Non-Solicitation. For a period of one year from the Closing Date, Purchaser will not, directly or indirectly, without the prior written consent of Sellers, solicit for employment any employee or consultant of any Seller or any subsidiaries of any Seller (other than any person working in the field) with whom Purchaser has had contact or who became known to Purchaser in connection with Purchaser's consideration of the transaction evidenced by this Agreement. Notwithstanding the foregoing, so long as Purchaser is not in breach of the immediately preceding sentence, Purchaser shall be free to hire any employee or consultant of any Seller or any subsidiary of any Seller.

                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of each Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date, of the following conditions:

     9.1. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of the Closing Date.

     9.2. Purchaser shall have performed and complied with, or caused the performance of and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

     9.3. As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by any Seller or any of its Affiliates) shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages in connection with the consummation of this Agreement.

     9.4. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Purchaser, to the effect that to such officer's knowledge, the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

     9.5.   Purchaser shall have complied with each of its obligations under
Section 11.1.

                                   ARTICLE X
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     10.1. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

     10.2. Each Seller will have performed and complied with, or caused the performance and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date.

     10.3. As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages in connection with the consummation of this Agreement.

     10.4. Purchaser shall have received a certificate from each Seller dated as of the Closing Date, executed by, in the case of a Seller that is a partnership, a duly authorized officer of the General Partner of such Seller, and in the case of a Seller that is a corporation, a duly authorized officer of such Seller, to the effect that to such officer's knowledge, the conditions set forth in Sections 10.1 and 10.2 with respect to such Seller have been satisfied.

     10.5.  Each Seller shall have complied with each of its obligations under
Section 11.1.

                                  ARTICLE XI
                                    CLOSING

     11.1. The closing of the purchase and sale (the "Closing") shall be held on June 30, 2004 (the "Closing Date") at the offices of Akin, Gump, Strauss, Hauer & Feld, LLP in Houston, Texas 77002, or at such other place as Sellers may designate, or at such other time and place as Sellers and Purchaser may mutually agree in writing. Should Purchaser be prevented from wiring the Purchase Price funds at Closing by reason of the closing of the Federal Reserve Bank or interruption to the fed funds wire due to acts or forces beyond the control of the parties hereto, Purchaser's obligation to Close shall be extended until the reopening of the affected Federal Reserve Bank or the fed funds wire. At Closing the following will occur:

     (A) Each Seller shall execute, acknowledge and deliver to Purchaser the Conveyances.

     (B) Sellers shall execute and deliver to Purchaser the Preliminary Settlement Statement which was delivered to Purchaser by Sellers in accordance with Section 3.3(C) reflecting each adjustment pursuant to Section 3.1 as applied at the Closing Date, each of which shall be calculated using the best information available as of the date or dates immediately preceding the Closing and the resulting Closing Purchase Price (the "Closing Purchase Price").


                                       29



     (C) Purchaser shall deliver to Sellers by means of a completed Federal Funds wire transfer to the account designated by Alpine an amount equal to the Closing Purchase Price less the Deposit (plus the Return on Deposit earned thereon as contemplated by Section 3.2).

     (D) Sellers shall execute (and, where required, acknowledge) and deliver to Purchaser forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Assets.

     (E) Each Seller shall deliver to Purchaser, subject to the terms of the Leases and Existing Contracts, possession of the Assets effective as of the Effective Time.

     (F) Each Seller shall execute and deliver to Purchaser the certificate described in Section 10.4.

     (G) Purchaser shall execute and deliver to Sellers the certificate described in Section 9.4.

     (H) Each Seller shall execute and deliver to Purchaser an Affidavit of Non-foreign Status, substantially in the form attached as Exhibit D hereto.

     (I) Each Seller shall execute and deliver to Purchaser letters in lieu of division orders relating to the Assets owned by it in form reasonably necessary to authorize purchasers of production to pay Purchaser.

     (J) Sellers shall execute and deliver to Purchaser such other documents as may be reasonably necessary to convey the Assets to Purchaser in accordance with the terms and provisions of this Agreement if requested by Purchaser not less than 2 days prior to Closing.

     (K) Purchaser shall (a) furnish to any Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as such Seller may reasonably require that Purchaser is qualified with the applicable governmental authorities to succeed such Seller as the owner and, where applicable, the operator of the Assets; and (b) with respect to properties where Purchaser becomes operator, execute and deliver to each Seller appropriate evidence reflecting change of operator as required by all applicable governmental authorities. If necessary, Purchaser shall execute and deliver to Sellers such forms as Sellers may reasonably request for filing with the applicable authorities to reflect Purchaser's assumption of plugging and abandonment liabilities with respect to the Wells.

     As promptly as reasonably possible following the Closing, Seller shall make available for delivery to Purchaser at Sellers' offices all lease files and contracts, land files, well files, gas and oil sales, production and balancing files, gas processing files, division order files, abstracts, title opinions, land surveys, geologic and geophysical data and information, logs, maps, engineering data and reports, excluding the Excluded Records, insofar as the same are directly related to the ownership or use of the Assets (the "Records").

                                  Article XII
                      Assumption of Obligations, Indemnities

     12.1. Purchaser Assumed Obligations. At Closing, without limiting Purchaser's remedies as set forth in Sections 12.2 and 12.3 below, Purchaser shall assume the following (the "Assumed Obligations"): (a) all environmental obligations or liabilities of Sellers relating to the Assets that are attributable to the ownership or operation of the Assets to the extent (i) occurring prior to or on or after the Effective Time, or (ii) relating to events occurring or conditions existing prior to or on or after the Effective Time, including without limitation, (1) the obligations to, in accordance with all applicable laws and agreements, (i) plug and abandon (and restore the surface) or remove and dispose of all Wells, platforms, structures, flowlines, pipelines, and the other equipment and Personal Property now or hereafter located on the Lands or included in the Assets (regardless of when such well, platform, structure, flow lines, pipeline and other equipment and Personal Property was drilled or placed on the Lands), (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Lands or included in the Assets and (iii) dispose of naturally occurring radioactive material ("NORM") and all other substances, chemicals or wastes now or hereafter located on the Lands; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Lands on or after the Effective Time; (c) obligations under all Existing Contracts accruing or attributable to the period on or after the Effective Time; (d) all obligations and liabilities relating to the Assets that are attributable to the ownership or operation of the Assets to the extent occurring after the Effective Time; and (e) the obligation to account for the net profits interests related to the Assets accruing after the Effective Time, if any, which are set forth on Schedule 12.1.

     12.2. Other Obligations Not Assumed. Except as set forth in Section 12.1, Purchaser does not assume any other obligations relating to the Assets.

     12.3. Indemnification by Sellers. Subject to the limitations set forth in this Agreement, after the Closing, each Seller shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, defend and release Purchaser, all of its Affiliates, successors and permitted assigns, and all of its and their respective partners, shareholders, directors, officers, employees, agents and representatives (collectively "Purchaser Indemnified Parties") from and against any and all Liabilities arising from, based upon, related to or associated with (a) the Excluded Assets, (b) the breach or inaccuracy of any representation, warranty, covenant or agreement of any Seller made in this Agreement, to the extent and limited to the time period during which the same survives the Closing, and (c) the fees of any advisors, brokers or finders retained or engaged by any Seller in connection with the transactions contemplated in this Agreement.

     12.4. Indemnification by Purchaser. Subject to the limitations set forth in this Agreement, after the Closing, Purchaser shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, defend and release each Seller, all of its Affiliates, successors and permitted assigns, and all of its and their respective partners, shareholders, directors, officers, employees agents and representatives (collectively "Sellers Indemnified Parties") from and against any and all Liabilities arising from, based upon, related to or associated with (a) any Assumed Obligation, (b) the breach or inaccuracy of any representation, warranty, covenant or agreement of Purchaser made in this Agreement, and (c) the fees of any advisors, brokers or finders retained or engaged by Purchaser in connection with the transactions contemplated in this Agreement.

     12.5.  Liability Limitations.

     (A) After Closing, any assertion by Purchaser that any Seller is liable under the terms of the indemnities provided by Section 12.3(b) must be made by Purchaser in writing and must be given to such Seller on or prior to 90th day after the Closing Date (except as set forth in paragraph (B) below). Any notice to such Seller shall state the facts known to Purchaser that give rise to such notice in sufficient detail to allow such Seller to evaluate the assertion.

     (B) The representations and warranties of the Parties in Article IV and the covenants and agreements of the Parties in Article VII and Article VIII, and the corresponding representations and warranties given in any certificates delivered at the Closing, as applicable, shall survive the Closing for a period of ninety (90) days, provided, however, that the representations and warranties set forth in Section 4.1(H), (I) and (N) shall terminate at and shall not survive the Closing. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein but subject to the applicable statutes of limitations and similar Laws. Subject to Section 12.5 (C), representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration.

     (C) The indemnities in Sections 12.3(b) and 12.4(b) shall terminate as of the termination date, if any, of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Sections 7.2, 12.3(a) and (c), 12.4 (a) and (c), and 16.4 shall continue without time limit, but subject to the applicable statutes of limitations and similar Laws.

     (D) None of the Purchaser Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representation or warranty of any Seller contained in or related to this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement (other than the special warranty of title set forth in the Conveyance); (b) the breach of, or failure to perform or satisfy any of the covenants of any Seller set forth in or related to this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement (other than those set forth in Article XVI hereof); or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement, except as set forth in Section 14.2; until the aggregate amount of the Liabilities for such misrepresentations and breaches actually suffered by Purchaser exceeds Five Million Dollars ($5,000,000) (the "Threshold Amount"); provided however, once such amount exceeds the Threshold Amount, the Purchaser Indemnified Parties will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount. The Base Purchase Price shall not be adjusted for a particular claim for indemnity under this Agreement unless the value of such claim exceeds $30,000.

     (E) Notwithstanding anything contained in this Article XII to the contrary, Sellers' maximum liability for any claims for indemnity under this Agreement shall be limited to Five Million Dollars ($5,000,000). Sellers shall have no liability hereunder for breach of any representation or warranty of any Seller to the extent Purchaser discovers prior to the Closing Date that such representation or warranty is untrue.

     (F) NONE OF THE PURCHASER INDEMNIFIED PARTIES NOR THE SELLERS INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR PURCHASER, RESPECTIVELY, FOR ANY LOSSES, COSTS, EXPENSES, LIABILITIES OR DAMAGES ARISING UNDER THIS AGREEMENT, OR IN CONNECTION WITH OR RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY FEES, SUFFERED BY SUCH PARTY. PURCHASER ON BEHALF OF EACH OF THE PURCHASER INDEMNIFIED PARTIES AND SELLER ON BEHALF OF EACH OF THE SELLERS INDEMNIFIED PARTIES WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. This Section 12.5(F) shall not limit the right of either the Purchaser Indemnified Parties or the Sellers Indemnified Parties to recover punitive, special, exemplary and consequential damages paid to a third party pursuant to a claim that is otherwise indemnifiable under this Agreement.

     (G) Each Person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

     (H) The amount of any Liabilities for which any of the Purchaser Indemnified Parties or Sellers Indemnified Parties is entitled to indemnification or other compensation under this agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (a) tax benefit recognized or (b) insurance proceeds realized by such party under any relevant insurance arrangements.

     (I) Except for liabilities based on actual fraud and other remedies that, in each case, may not be waived by the operation of law to the extent that such may not be waived or limited ("Non-Waivable Claims"), if the Closing occurs, the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to the purchase and sale of the Assets, including without limitations, the breaches of representations, warranties, covenants and agreements, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered pursuant to
Section 10.4, shall be pursuant to the express indemnification provisions of this Article XII. If the Closing occurs, Purchaser on behalf of each of the Purchaser Indemnified Parties shall be deemed to have waived or limited to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than those relating to Non-Waivable Claims) it may have against any Seller or any of its Affiliates arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law (this sentence does not limit claims under the express indemnification provisions of this Agreement). Except for the remedies contained in Section
12.4 and any other remedies available to Purchaser at law or in equity that has not been waived herein, Purchaser releases, remises and forever discharges Sellers Indemnified Parties from any and all suits, legal or administrative proceedings actions, damages, losses, costs, liabilities, interest, or causes of action, whatsoever, in law or equity, know or unknown, which Purchaser might now or subsequently may have, based on, relating to or arising out of this Agreement, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability, or other legal fault of any released person or entity. For the avoidance of doubt, the foregoing includes, without limitation, any rights under agreements between any Seller and any Affiliate of any Seller to the extent such Seller/Affiliate agreements are disclosed on any Schedule hereto.

     (J) WAIVER OF CONSUMER RIGHTS. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES ITS RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN

SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS & COMMERCIAL CODE (A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS). AFTER CONSULTATION WITH AN ATTORNEY OF ITS CHOICE, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

     12.6.  Indemnification Procedures.

     (A) For purposes of this Section 12.6, the term "Indemnifying Party" when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XII. The term "Indemnified Party" when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XII.

     (B) To make a claim for indemnification under this Article XII (a "Claim"), an Indemnified Party shall notify the Indemnifying Party of the Claim, including the specific details thereof and specific basis therefor (the "Claim Notice"). In the event that the Claim is based upon a claim by a third party against the Indemnified Party, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 12.6(B) shall not relieve the Indemnifying Party of its obligations under Section 12.6(B), except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party's ability to defend against the Claim. In the event that the Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or Agreement that was inaccurate or breached.

     (C) The Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of or (ii) assuming that it has admitted in writing its liability for such Claim, notify the Indemnified Party whether it elects to initially assume the defense of such Claim. The Indemnified Party is authorized, prior to Seller's election to assume such defense, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. Nothing contained herein shall limit an Indemnified Party's right to elect to terminate such defense after a reasonable time following notice to the Indemnified Party of such election.

     (D) If the Indemnifying Party elects to assume such defense, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party may, at its sole cost and expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.6. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

     (E) If the Indemnifying Party does not elect to assume such defense (or after having elected to assume such defense, thereafter elects to terminate such defense or fails to diligently defend same), then the Indemnified Party shall have the right to defend against the Claim with counsel of the Indemnified Party's choosing. If, at the time of a proposed settlement, the Indemnifying Party has not admitted its liability, the Indemnified Party shall send written notice to the Indemnifying Party of such proposed settlement and the Indemnifying Party shall for 10 days following receipt of such notice, have the right to (iii) admit in writing its liability for the Claim and (iv) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

     (F) With respect to a Claim that does not involve a third party claim, if the Indemnifying Party disputes its responsibility with respect to such Claim, there shall be deemed to be a dispute which shall be resolved in accordance with Article XV.

                                 ARTICLE XIII
                            ENVIRONMENTAL MATTERS

     13.1.  Environmental Access and Liability.

     (A) No Seller makes any warranty or representation, express, implied, statutory or otherwise, with respect to the environmental condition any of the Assets, including without limitation the Wells and Lands, other than those set forth in Section 4.1(G). Purchaser's sole and exclusive remedy with respect to environmental matters shall be limited to termination of this Agreement as provided in Section 14.1(D) or termination of this Agreement for a breach of the representation and warranty set forth in Section 4.1(G) as provided in
Section 14.3(B).

     (B) Sellers, to the extent they have such rights, shall cause Purchaser to be provided immediate and uninterrupted access to the Assets for the purpose of conducting, at Purchaser's option, an environmental assessment (not to exceed a Phase I environmental assessment) (an "Assessment") of all or any portion of the Assets to be conducted by any of Purchaser's employees or contractors of its choosing. The Assessment shall be conducted at the sole risk, cost and expense of Purchaser and shall be subject to the provisions of
Section 7.2, including the indemnity provisions thereof. Except for the Assessment, Purchaser shall not conduct any activities related to any environmental assessment, including without limitation, soil and water tests, and boring and other tests.

     13.2. Termination for Material Environmental Matter. Purchaser shall have until 5:00 pm Central clock time on June 23, 2004 (the "Environmental Matters Notice Date") to notify Sellers in writing of any matters which in Purchaser's reasonable opinion, constitute Material Environmental Matters. Purchaser's written notice shall include a detailed description of the matters asserted as Material Environmental Matters.

The term "Material Environmental Matters" shall mean one or more obligations under any Environmental Laws (i) for which Purchaser shall have aggregate liability after Closing in excess of two percent (2%) of the Base Purchase Price and (ii) that arise in connection with any activities or operations (or their omission) that occurred or were conducted on, or in connection with the Assets, on or prior to the Environmental Matters Notice Date (including without limitation, storage, transportation or disposal of Hazardous substances).

If Purchaser asserts Material Environmental Matters, Sellers shall have the right to terminate this Agreement in accordance with Article XIV.

Purchaser shall have the right to terminate this Agreement if there exists Material Environmental Matters, provided, however if Sellers dispute the existence of Material Environmental Matters, there shall be a Dispute to be resolved in accordance with the procedure set forth in Article XV. If Purchaser elects to terminate this Agreement on the basis of Material Environmental Matters, and it is subsequently determined under Article XV that Material Environmental Matters did not exist, then such termination by Purchaser shall constitute a breach of this Agreement.

     13.3. NORM. It is expressly recognized that the land covered by the Leases with surface facilities and production equipment located thereon, having been used in connection with oil and gas production activities, may contain NORM as a result of these operations. Accordingly, lands, surface facilities, and production equipment transferred herein are transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with these Leases, and will not be subsequently transferred for unrestricted use unless and until the concentrations of NORM associated therewith are below the levels specified as allowable for unrestricted transfer as set forth in any regulations, and subsequent amendments thereto. Additionally, Purchaser agrees to comply with all laws and regulations applicable to said lands, surface facilities, and production equipment relating to NORM.

                                 ARTICLE XIV
                           TERMINATION OF AGREEMENT

     14.1. Termination Events. This Agreement and the transactions contemplated hereby may be terminated upon written notice from the Party electing to terminate this Agreement, in the following instances and in no other instances:

     (A) By Sellers if the conditions set forth in Article IX are not satisfied in all materials respects or waived by Sellers as of the Closing Date.

     (B) By Purchaser if the conditions set forth in Article X are not satisfied in all material respects or waived by Purchaser as of Closing Date.

     (C)    By Sellers or Purchaser in accordance with Section 6.1(H).

     (D) By Sellers if Purchaser asserts Material Environmental Matters or by Purchaser if there exist Material Environmental Matters, as provided in and subject to Section 13.2 .

     (E)    By a non breaching Party pursuant to Section 14.3(B).

     14.2. Liabilities Upon Termination. If this Agreement is terminated pursuant to this Article XIV, subject to Sections 3.2 and 14.3, all obligations of the Parties under this Agreement will terminate, and no Party will have any further liability to the other Party, except that, subject to
Section 14.3(B) below, (i) such termination will be without prejudice to any claim which any Party may have against the other Party for breach of this Agreement that occurred prior to the date of termination; and (ii) nothing herein shall relieve any Party from liability for its willful failure to satisfy any conditions to Closing required to be satisfied by it.

     14.3.   Application of Deposit Upon Termination.

     (A) If this Agreement is terminated as a result of a material breach by Purchaser of its obligations hereunder, Sellers shall be entitled to all remedies available at law, and, in addition, to retain the entire Deposit and shall not be obligated to return any portion thereof to Purchaser, not as a penalty but as partial compensation for damages, without limiting or waiving any other damages it may be entitled to at Law. If this Agreement is terminated for any other reason, Sellers shall return the sum of the Deposit and an amount equal to the Return on Deposit from the date of the execution of this Agreement through and including the date on which the Deposit is returned to Purchaser within 10 days after written notice from the Party electing to terminate this Agreement is given. The foregoing shall not limit the right of any Party to seek any equitable remedy available to it to enforce the rights of such Party under this Agreement.

     (B) Notwithstanding anything contained herein to the contrary, if this Agreement is terminated as a result of a material breach of a Party's representations and warranties under Article IV (i) the only remedy available to the non-breaching Party is termination of this Agreement and (x) retention of the entire Deposit by Sellers, or (y) prompt return to Purchaser of the Deposit, as applicable, as such Party's sole and exclusive remedy for such breach by the other Party, and (ii) all obligations of the Parties under this Agreement will terminate, with no Party having any further liability to the other Party.

                                  ARTICLE XV
                                  ARBITRATION

     15.1. Binding Arbitration. On the request of any Party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between the Parties in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

     15.2 Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 15.2, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

     15.3. Arbitrators. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a disinterested Person who is knowledgeable in the subject matter of the Dispute selected by agreement between the Parties. If the Parties cannot agree on an arbitrator within thirty (30) days after the request for arbitration, then any Party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

     15.4. Conduct of Arbitration. To the maximum extent practicable, arbitration proceedings hereunder shall be concluded within one hundred eighty
(180) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and Law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Party. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by Law.

     15.5. Costs of Arbitration. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator shall be paid one-half by Purchaser and one-half by Sellers unless otherwise awarded by the arbitrator.

                                  ARTICLE XVI
                                 MISCELLANEOUS

     16.1. Records. Purchaser shall retain all of the Records for a period of at least five (5) years after the Closing and upon request, shall make such Records available for Sellers to review and photocopy at any time during normal business hours. The obligations of Purchaser pursuant to the Confidentiality Agreement shall continue with respect to the confidentiality and non-disclosure of information that relates to the period prior to the Closing Date.

     16.2. Tax Prorations. Ad valorem, property, production, severance or similar taxes for the Assets shall be prorated between Purchaser and Seller as of the Effective Time. If the actual taxes are not known on the Closing Date, Sellers' share of such taxes shall be determined by using (i) the rates for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (ii) the assessed values for the year in which Closing occurs.

     16.3. Post Closing Filings And Notifications. Promptly after Closing, Purchaser, at its costs, shall (a) record the Conveyances and other assignments of the Assets executed at the Closing in all applicable real property records, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Purchaser and, if applicable, the designation of Purchaser as the operator thereof (c) seek all consents required in connection with the transfer of the Assets to Purchaser not obtained by Closing and give all notices that are necessary under the terms of the Leases or Existing Contracts in connection with the transfer of the Assets, (d) prepare, file all appropriate forms required or necessary in connection with the transfer of the Assets with the Texas Railroad Commission or other applicable governmental authorities, (e) post all required bonds in connection with the ownership or operation of the Assets and (f) send all applicable transfer orders or letters in lieu provided that Purchaser shall have reviewed and approved same. Purchaser, at its cost, shall provide copies of the foregoing to the Sellers.

     At Closing, each Seller (or such Seller's Affiliate that is the operator) shall give all required notices under applicable Operating Contracts.

     16.4. No Sales Taxes. No sales, transfer or similar tax will be collected at Closing from Purchaser in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Purchaser agrees to be solely responsible, and shall indemnify and hold Sellers Indemnified Parties harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction or the Assets transferred pursuant hereto and Purchaser shall remit such taxes at that time. Each Seller agrees that it will cooperate with Purchaser, and Purchaser agrees to cooperate with each Seller, in demonstrating that the requirements for exemptions from such taxes have been met.

     16.5. Suspended Funds. All third party funds held by Sellers in suspense will be retained by Sellers at Closing and Sellers shall remain responsible for the administration and payment of such suspended funds.

     16.6. Notices. All notices, requests, demands, claims or other communications required or permitted to be given under this Agreement shall be in writing, and any notice, request, demand, claim or other communication hereunder shall be deemed to have been duly given if delivered by personal delivery, confirmed facsimile, or registered or certified U.S. mail, postage prepaid and shall be considered to have been given on the date of receipt.
For purposes of notice, the addresses of the Parties shall, until changed as hereinafter provided, be as follows:

            Purchaser:     Delta Petroleum Corporation
                           475 Seventeenth Street, Suite 1400
                           Denver, CO 80802
                           Attention:  Roger A. Parker, President
                           Telephone:  303-293-9133
                           Facsimile:  303-298-8251

            with a copy (which shall not constitute notice) to:

                           Krys Boyle, P.C.
                           600 Seventeenth Street, Suite 2700
                           South Tower
                           Denver, CO 80802
                           Telephone:  303-893-2300
                           Facsimile:  303-893-2882

            Sellers:       Alpine Resources, Inc.
                           1201 Louisiana Street
                           Suite 3310
                           Houston, Texas 77002
                           Attention:  Dennis Ferstler
                           Facsimile:  (713) 951-0079

            with a copy (which shall not constitute notice) to:

                           Akin, Gump, Strauss, Hauer & Feld, LLP
                           711 Louisiana Street, Suite 1900
                           Houston, Texas 77002
                           Attention:  Mr. Jack Langlois
                           Facsimile:  (713) 236-0822

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party written notice in the manner set forth in this Section 16.6.

     16.7. Further Assurances. Sellers and Purchaser agree that they will, upon request, deliver, or will cause to be executed, acknowledged and delivered, all such documents of further assurance as may be reasonably required for the assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession by Purchaser of, any of the Assets and do, perform and take such further actions, as may be necessary or appropriate to carry out the intent of the transactions provided for in this Agreement. Each Party shall bear its own costs in connection with the preparation or filing of any such documents of further assurance. If monies are received by any Party which, under this Agreement, belong to another Party, the same shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this Agreement is partially the obligation of a Seller and partially the obligation of Purchaser, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee. Purchaser will assist Sellers with collection of any accounts receivable accrued prior to the Closing Date by sending out demand letters on behalf of Sellers as reasonably requested by Sellers. This provision shall not require any Party to incur costs and expenses other than minimal costs and expenses.

     16.8. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD MAKE THE LAWS OF ANOTHER JURISDICTION APPLICABLE. THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SUCH CONVEYANCES AND THE REMEDIES AVAILABLE BECAUSE OF A BREACH OF SUCH REPRESENTATIONS AND WARRANTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OR CONFLICTS OF LAWS WHICH WOULD MAKE THE LAWS OF ANOTHER JURISDICTION APPLICABLE.

     16.9. Assignment. No Party may assign or otherwise transfer, voluntarily or involuntarily, any or all of its rights, interest, title or obligations under this Agreement without the express prior consent of the other Parties, and any such purported assignment or transfer shall be ineffective as to the other Parties. Unless otherwise agreed to by all Parties, if consent to an assignment or transfer is given, the transferring Party shall remain responsible and primarily liable, and a transferee shall become responsible and primarily liable, for all obligations, liabilities and other expenses arising from or related to this Agreement. Notwithstanding anything to the contrary above, any Seller's rights under this Agreement may be assigned to a Qualified Intermediary for the purpose of completing a tax-deferred exchange pursuant to Section 16.14.

     16.10. Binding Effect; Amendment; Severability. This Agreement, the Conveyances, the Ratification Agreement and the other transfer documents contain the entire agreement and understanding between the Parties with respect to the purchase and sale of the Assets or other transactions contemplated herein. This Agreement may not be amended except in writing, signed by each Party whose rights or obligations would or could reasonable be expected to be adversely affected by the same. In the event any term or provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability thereof shall not affect the remaining terms and provisions of this Agreement.

     16.11. Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

     16.12. Expenses and Fees. Each Party shall be solely responsible to pay the fees and expense of its own counsel, accountants, finders/brokers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

     16.13. Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement. Each Party has received a complete set of Exhibits as of the execution of this Agreement. All references to any Exhibit hereto which is supplemented or amended in accordance with Section 16.10 shall for all purposes after the Closing be deemed to be a reference to such Exhibit as so supplemented or amended.

     16.14. Exchange. Purchaser hereby acknowledges that Sellers may desire to structure the conveyance of the Assets as part of a tax deferred exchange under Section 1031 of the Code. Each Seller's rights under this Agreement may be assigned to a qualified intermediary (as defined in the Code) for the purpose of completing such an exchange. Purchaser agrees to reasonably cooperate with each Seller and the qualified intermediary and execute all documents, conveyances or other instruments necessary to effectuate such an exchange, and Sellers shall indemnify and hold Purchaser harmless from any cost or expense incurred by it in complying with this Section 16.14.

     16.15. Third Party Beneficiaries. Any agreements herein contained (express or implied) shall be only for the benefit of the Parties and their respective legal representatives, successors and assigns and shall not inure to the benefit of any other entity or individual. It is the intention of the Parties that no entity or individual shall be deemed a third party beneficiary of this Agreement except to the extent such third party is expressly given rights herein.



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                                       42



     IN WITNESS THEREOF, Purchaser and Sellers have duly executed this Agreement as of the day and year first above written.

                                    SELLERS:

                                    EMPIRE ENERGY, LTD.

                                    By:  Alpine Resources, Inc.,
                                         General Partner


                                    By: /s/ Dennis F. Ferstler
                                          Dennis F. Ferstler
                                          President

                                    EMPIRE ENERGY III, LTD.

                                    By:   Alpine Resources, Inc.,
                                          General Partner


                                    By: /s/ Dennis F. Ferstler
                                          Dennis F. Ferstler
                                          President

                                    UNION PETROLEUM LTD.

                                    By:   Alpine Resources, Inc.,
                                          General Partner


                                    By: /s/ Dennis F. Ferstler
                                          Dennis F. Ferstler
                                          President

                                    UNION INVESTMENTS, LTD.

                                    By:   Alpine Energy Corp.
                                          General Partner


                                    By: /s/ Dennis F. Ferstler
                                          Dennis F. Ferstler
                                          President









                      (signatures continued on next page)



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                                    ALPINE ENERGY CORP.



                                    By: /s/ Dennis F. Ferstler
                                          Dennis F. Ferstler
                                          President


                                    PURCHASER:

                                    DELTA PETROLEUM CORPORATION


                                    BY: /s/ Roger A. Parker
                                    NAME:  Roger A. Parker
                                    TITLE: President / CEO









































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                        LIST OF EXHIBITS AND SCHEDULES

Exhibits
--------

   A         Assets
   C         Form of Conveyance
   D         Form of Affidavit of Non-Foreign Status

Schedules
---------

 1.1(d)      Existing Contracts
 1.1(f)      Permitted Encumbrances
 4.1(E)      Litigation
 4.1(G)      Environmental Matters
 4.1(H)      Wells in Suspense
 4.1(I)      Commitments and Material Contracts
 4.1(J)      Exceptions to Compliance with Laws
 4.1(K)      Imbalances
 4.1(M)      Insurance
 4.1(N)      Well Status
 4.1(O)      Current Plugging and Abandonment Obligations
 4.1(P)      Tax Partnerships
 12.1        Net Profits Interests
































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